Exhibit 99.1

Dr. Karen Cox to Retire as President of Chamberlain University After Distinguished Nearly 40-Year Healthcare Career

CHICAGO – October 6, 2025 – Adtalem Global Education Inc. (NYSE: ATGE) today announced that Dr. Karen Cox will retire as president of Chamberlain University after nearly 40 years in healthcare and nursing education. Dr. Cox has led Chamberlain University since 2018. During her tenure, the institution has grown to serve nearly 40,000 students online and across 24 physical campuses, becoming the largest school of nursing in the country and the leading grantor of Bachelor of Science in Nursing degrees in the United States.

"Karen has led Chamberlain University through a period of significant growth while maintaining our commitment to academic excellence and student success," said Steve Beard, chairman and CEO, Adtalem Global Education. "Her focus on innovation in nursing education has supported our ability to prepare graduates who serve healthcare organizations across the country and we appreciate her contributions to Chamberlain and Adtalem."

Dr. Cox's career includes leadership roles with the American Academy of Nursing where she served as president from 2017 to 2019 and the DAISY Foundation where she serves on the board. She started her career as a licensed practical nurse. She holds degrees from Excelsior College, the University of Kansas and the University of Missouri–Kansas City.

"Leading Chamberlain University has been a meaningful part of my career," said Dr. Karen Cox, president, Chamberlain University. "Our dedication to academic excellence and student success has made Chamberlain not just an institution, but a community that opens doors and changes lives, all while embracing a culture of care throughout the student journey. I am proud of what we have accomplished together to advance healthcare education."

Prior to Chamberlain, Dr. Cox spent 30 years at Children's Mercy Kansas City, where she advanced from nurse manager to chief nursing officer and then to EVP, chief operating officer.

Under her leadership, the hospital achieved Magnet designation in 2003, a first for hospitals in Missouri and the region.

Adtalem has engaged Spencer Stuart to conduct an external search for Dr. Cox's successor. Upon selection of the new president, Dr. Cox will transition from her role.

About Chamberlain University
Chamberlain University, an Adtalem Global Education (NYSE: ATGE) institution, educates, empowers, and emboldens a diverse community of healthcare professionals who seek to advance the health of people, families, communities, and nations. Chamberlain has the largest school of nursing in the U.S., with both on-campus and online degree programs. Chamberlain is comprised of the College of Nursing and the College of Health Professions, offering a variety of bachelor’s, master’s, doctoral, and certificate programs. Chamberlain University is accredited by the Higher Learning Commission. Visit Chamberlain.edu for more information, and follow on Twitter, Instagram, Facebook and LinkedIn.

About Adtalem Global Education

Adtalem Global Education is the leading provider of healthcare education in the U.S., shaping the future of healthcare by preparing a dynamic workforce with high-quality academic programs. We innovate education pathways, align with industry needs and empower individuals to reach their full potential. Our commitment to excellence and access is reflected in our expansive network of institutions, serving over 91,000 students and supported by a strong community of approximately 365,000 alumni and over 10,000 dedicated employees. Visit Adtalem.com for more information and follow us on LinkedIn and Instagram.

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Jason Carr

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